Exhibit 99.2

JOINT FILER INFORMATION

Item	Information
Name:	Banc of America Preferred Funding Corporation

Address:	214 North Tryon Street Charlotte, North Carolina 28255

Date of Event Requiring Statement (Month/Day/Year):	April 17, 2014

Issuer Name and Ticker or Trading Symbol:	BlackRock MuniHoldings Investment Quality Fund (MFL)

Relationship of Reporting Person(s) to Issuer:	10% Owner

If Amendment, Date Original Filed (Month/Day/Year):	Not Applicable

Individual or Joint/Group Filing:	Form filed by More than One Reporting Person

Signature:	Banc of America Preferred Funding Corporation By: /s/ Edward Curland Name: Edward Curland Title: Authorized Signatory